UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

May 20, 2014

Innocent, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-150061	98-0585268
(Commission File Number)	(IRS Employer Identification #)

3280 Suntree Blvd

Suite 105

Melbourne, FL 32940

(Address of principal executive offices)

(954) 769-0040

(Registrant's telephone number, including area code)

_____________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .. Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .. Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .. Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02

Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a) On May 15, 2014, our management recommended to the Board of Directors, and the Board of Directors approved the recommendation, that our unaudited financial statements for the quarter ended November 30, 2013 and financial information for (the "Relevant Periods") be restated as a result of the re-evaluation of previously reported shares issued to/for (1) Patrick Johnson and (2) the Extinguishment of Debt.

During the quarter November 30, 2013, five million (5,000,000) shares were issued to Patrick Johnson on a 12 month average price cost basis equal to .015 or $75,000. The accounting for these shares has been amended to use  the grant date resulting in re-pricing of Patrick Johnson’s five million (5,000,000) shares to .05 or $250,000 resulting in an increase to Professional fees expense of $175,000 and a corresponding increase to Additional paid in capital.

Secondly, the Extinguishment of Debt, in the amount of $33,000 resulted in the issuance of 1,100,000 shares at a price per share of .03. During the review of the February 28, 2014 financial statements it was determined that the grant date should have been used. This has resulted in revaluing the 1,100,000 shares from .03 to .07 or from $33,000 to $77,000. The difference of $44,000 has been added to Additional paid in capital.

Because of the in our previously issued financial statements included in our Quarterly Report on Form 10-Q for the three month period ended November 30, 2013,  should no longer be relied upon.

The adjustments made to the restated unaudited financial statements referred to above resulted in an understatement of Operating expense of $175,000 from that previously recorded and a corresponding increase in the net loss for the period ended November 30, 2013; and the share cost adjustment of the previously recorded exchange of shares for debt of $44,000 and a corresponding increase on the net loss for the period ended November 30, 2013. The full impact will be shown in the restated November 30, 2013 10-QA with an overall increase in net loss of $219,000 to ($2,180,404).

On February 2014, our Board of Directors and management reviewed and discussed the change, which required entries in the Relevant Periods to correct the book cost of shares issued

Accordingly, we will file an amendment to the Form 10-QA for the quarter ended November 30, 2013 with the Securities and Exchange Commission in order to reflect the adjustments related to the previously recorded cost of shares and their corresponding expenses.

After reviewing the circumstances leading up to the restatement, we and the Board of Directors believe that the errors were inadvertent and unintentional. We have determined that a material weakness exists in internal control over financial reporting with respect to recording the cost of shares issued.

In connection with the efforts that we undertook to perform the restatement, we determined that we did not sufficiently assess and apply the appropriate accounting principles. Accordingly, we have determined that this failure to accurately assess an accounting principal amounts to a material weakness in our controls over financial reporting. As a result of this material weakness, we have concluded that the Company's internal control over financial reporting was not effective as of November 30. 2013.

Management is in the process of assessing various alternatives it may deploy to modify our existing internal control processes and systems to remediate this material weakness. We have made the decision to use grant date as the basis for shares issued in the future, and then apply the appropriate accounting treatment to them. We have incorporated this process into our existing internal control structure to insure that we apply the appropriate accounting for these transactions beginning in the quarter ended February 28, 2014 (the second fiscal quarter of fiscal year 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innocent, Inc.

(Registrant)

/s/ Wayne A.Doss

Wayne A. Doss

President, Chief Executive

Officer and Director

Dated: May 20, 2014